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Exhibit 10.10

PURCHASE AGREEMENT

    THIS AGREEMENT, Made and entered into this 15 day of December, 1999, by and between Burgum 34 LLP, a North Dakota limited liability partnership, whose post office address is PO Box 206, Arthur, ND 58006, hereinafter called "Seller" and Great Plains Software, Inc., whose post office address is 1701 38th Street SW, Fargo, ND 58103, hereinafter called "Buyer".

    WITNESSETH, That the Seller agrees to sell and the Buyer agrees to purchase, upon the terms and conditions hereinafter set forth, the following described real property and all appurtenances thereunto belonging, owned by the Seller and located in the County of Cass, State of North Dakota, to-wit:

    LOT ONE (1), BLOCK THREE (3), PRAIRIE TECH ADDITION TO THE CITY OF FARGO, CASS COUNTY, NORTH DAKOTA

    The terms and conditions of such sale and purchase are as follows: The purchase price shall be $969,000.00 payable as follows: in cash or certified funds in full at closing on or before January 7, 2000.

    The Buyer has paid the sum of $500 as earnest money to be credited on the purchase price, the receipt whereof is hereby acknowledged by the Seller and agrees to perform the other terms and conditions of this agreement to be kept and performed by the Buyer upon the delivery of a warranty deed by the Seller, conveying said premises to the Buyer.

    The Seller agrees to pay all taxes and special assessments or assessments for special improvements due, levied or assessed for the year 1999 and prior years. Buyer agrees to pay the taxes and special assessments or assessments for special improvements for the year 2000 and subsequent years.

    The Seller warrants that the Seller shall, at the time of closing, have good and marketable title to the property free and clear of all liens and encumbrances, except: (a) covenants, easements and right of ways of record: and (b) building codes, zoning ordinances and similar laws or regulations restricting or regulating the use of the property.

    The Seller shall, at the Seller's cost, deliver to the Buyer an abstract of title covering the property certified to a recent date. The abstract shall belong to the Seller until the delivery of the deed, at which time it shall become the property of the Buyer. Buyer shall pay the cost of any examination and of any title commitment policy obtained by the Buyer.

    The Buyer shall have twenty days time to examine the abstract of title and within said period of time shall promptly notify the Seller of all objections thereto in writing. If the title to such premises is unmarketable, the Seller shall have a period of sixty days in which to correct the title and make it marketable. If the title to said premises cannot be made marketable within said period of time or such further time as may be granted by the Buyer, this agreement shall be void and the Buyer shall be entitled to the return of the earnest money paid under this agreement.

    The Seller makes no warranties or representations with respect to the condition of the property or the suitability of the property for any particular use, the conditions of the soil, geology, environmental hazards or any other matters whatsoever.

    Should the Buyer default in completing the terms and conditions of this purchase agreement, the earnest money paid shall be paid by the Buyer, at the option of the Seller, be forfeited as liquidated damages.

    Possession of said premises shall be delivered to the Buyer on the day of closing.

    This agreement and the earnest money paid hereunder shall be held by the Seller for the mutual benefit of the parties hereto.

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    This agreement sets forth the entire agreement between the Buyer and the Seller with respect to the purchase and the sale of the property. This agreement may be amended only in a written instrument signed by all of the parties. This agreement shall bind and inure to the benefit of the Buyer and Seller and their respective heirs, successors and assigns, provided that the Buyer may not assign its rights under this agreement without the consent of the Seller, which consent shall not be unreasonably be withheld. This agreement is executed in and it shall be governed by and construed in accordance with the laws of the State of North Dakota. Time is of the essence of each provision of this agreement and of all the conditions thereof.

    IN WITNESS WHEREOF, Seller and buyer have executed this agreement as of the day of and year first above written.

                      SELLER: Burgum 34 LLP

                      /s/ Frederick W. Burgum

                      Frederick W. Burgum
                      Managing Partner

                      BUYER: Great Plains Software, Inc.

                      /s/ Jodi Uecker-Rust

                      by Jodi Uecker-Rust

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PURCHASE AGREEMENT